Prospectus Supplement No. 9                          Registration No. 333-41753
to Prospectus dated February 11, 1998                Rule 424(b)(3)Prospectus


               $150,000,000 5% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                                         AND
                           2,882,635 SHARES OF COMMON STOCK
                                 CELLSTAR CORPORATION


     This Prospectus Supplement supplements information contained in that certain Prospectus of CellStar Corporation, a Delaware corporation (the "Company"), dated February 11, 1998, as supplemented by that certain Prospectus Supplement No. 1, dated February 20, 1998, that certain Prospectus Supplement No. 2, dated March 18, 1998, that certain Prospectus Supplement No. 3, dated March 26, 1998, that certain Prospectus Supplement No. 4, dated April 22, 1998, that certain Prospectus Supplement No. 5, dated May 4, 1998, that certain Prospectus Supplement No. 6, dated May 13, 1998, that certain Prospectus Supplement No. 7, dated June 24, 1998 and that certain Prospectus Supplement No. 8, dated July 20, 1998 (as supplemented, the "Prospectus"), relating to the offer and sale (the "Offering") (i) by certain selling securityholders (the "Selling Securityholders") of (a) up to $150,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2002 (the "Notes") of the Company, and (b) up to 2,710,761 shares (subject to adjustment) of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company issuable upon conversion of the Notes and (ii) up to 171,874 shares of Common Stock by a Selling Securityholder. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

     The following table amends and supplements the information set forth in the Prospectus in the table under the caption "Selling Securityholders" with respect to the named Selling Securityholders and (i) the amount of Notes owned by the named Selling Securityholders (assuming no Notes have been sold since the dates on which such securityholders provided such information to the Company), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholders under the Prospectus, as amended and supplemented, (iii) the amount of Common Stock owned by such Selling Securityholders (assuming no shares of Common Stock have been sold since the dates on which such securityholders provided such information to the Company) and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholders under the Prospectus, as amended and supplemented.

                                        Principal Amount of
                                        Notes Owned Prior to    Principal Amount of    Common Stock Owned    Common Stock Offered
 Name of Selling Securityholder (1)           Offering          Notes Offered Hereby  Prior to Offering (2)        Hereby (3)
 -----------------------------------    ---------------------   --------------------  ---------------------   --------------------
 The Common Fund FAO Absolute Return
 Fund (4)                                     $ 320,000               $ 320,000              11,564                  11,564

 Helix Convertible Opportunities
 Fund Ltd. (4)                                  850,000                 850,000              30,719                  30,719

 Helix Convertible Opportunities,
 L.P. (4) (5)                                 1,530,000               1,530,000              55,294                  55,294

 Shepherd Management Services (4)               130,000                 130,000               4,698                   4,698

 Simpson Group Retirement Fund (4)              320,000                 320,000              11,564                  11,564

 WR Investment Partners L.P. (4)                130,000                 130,000               4,698                   4,698

 Worldwide Transactions Ltd. (4)                220,000                 220,000               7,950                   7,950

--------------------
(1) The information set forth herein is as of (a) July 27, 1998 for each of The Common Fund FAO Absolute Return Fund, Helix Convertible Opportunities Fund Ltd. and Helix Convertible Opportunities, L.P. and (b) July 28, 1998 for each of Shepard Management Services, Simpson Group Retirement Fund, WR Investment Partners L.P. and Worldwide Transactions Ltd.
(2) Includes the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the current conversion price of $27.67 principal amount of Notes per share of Common Stock. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. The conversion price was adjusted to $27.67 principal amount of Notes per share of Common Stock from the initial conversion price of $55.335 principal amount of Notes per share of Common Stock to give effect to a two-for-one stock split declared on the Common Stock (the "Stock Split"). The Stock Split was made in the form of a dividend to those holders of record of Common Stock on June 5, 1998. The adjustment to the conversion price became effective immediately after the close of business on June 5, 1998.
(3) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the current conversion price and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which this Prospectus forms a part. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.
(4) Helix Investment Partners, L.P., the investment advisor for such Selling Securityholder, has the power to vote and dispose of such securities.
(5) Helix Investment Partners, L.P., the general partner of Helix Convertible Opportunities, L.P., has the power to vote and dispose of such securities.

              The date of this Prospectus Supplement is August 5, 1998.